Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-211718

The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 31, 2018.

Pricing Supplement dated June , 2018 to the

Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016 and

Prospectus Dated June 30, 2016

The Toronto-Dominion Bank

$[n]

Autocallable Contingent Interest Barrier Notes Linked to the Least Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June 29, 2023

The Toronto-Dominion Bank ("TD" or “we”) is offering the Autocallable Contingent Interest Barrier Notes (the “Notes”) linked to the least performing of the shares of the VanEck Vectors® Gold Miners ETF and the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (each, a “Reference Asset” and together, the “Reference Assets”). The Notes will pay a Contingent Interest Payment on a Contingent Interest Payment Date (including the Maturity Date) at a per annum rate of 9.00% (the “Contingent Interest Rate”) only if, on the related Contingent Interest Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value, which is equal to 60.00% of its Initial Value. The Notes will be automatically called if, on any Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value. If the Notes are automatically called, on the first following Contingent Interest Payment Date (the “Call Payment Date”), we will pay a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed under the Notes. If the Notes are not automatically called, the amount we pay at maturity, if anything, will depend on the Closing Value of each Reference Asset on its Final Valuation Date (each, its “Final Value”) relative to its Barrier Value, which is equal to 60.00% of its Initial Value, calculated as follows:

•	If the Final Value of each Reference Asset is greater than or equal to its Barrier Value: the Principal Amount of $1,000.
•	If the Final Value of any Reference Asset is less than its Barrier Value, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Least Performing Percentage Change

In this scenario, investors will suffer a loss on their initial investment that is proportionate to the Reference Asset with the lowest percentage change from its Initial Value to its Final Value (the “Least Performing Reference Asset”) over the term of the Notes. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

The Notes do not guarantee the payment of any Contingent Interest Payments or the return of the Principal Amount. Investors are exposed to the market risk of each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date) and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. If the Final Value of any Reference Asset is less than its Barrier Value, investors may lose up to their entire investment in the Notes.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.

The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement MLN-ES-ETF-1 dated July 8, 2016, (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 30, 2016 (the “prospectus”).

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on or about June 29, 2018 against payment in immediately available funds.

The estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be between $905.00 and $955.00 per Note, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-9 and “Additional Information Regarding the Estimated Value of the Notes” on page P-25 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.

	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD
Per Note	$1,000.00	Up to $40.00	At least $960.00
Total	$	$	$

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

1 Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $980.00 (98.00%) per 1,000 Principal Amount of the Notes.

2 The Agents may receive a commission of up to $40.00 (4.00%) per $1,000 principal amount of the Notes and may use portion of that commission to allow selling concessions to other dealers, or will offer the Notes directly to investors, in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TD Securities (USA) LLC (“TDS”) for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-24 of this pricing supplement.

TD SECURITIES (USA) LLC	P-1	JEFFERIES LLC

Autocallable Contingent Interest Barrier Notes

Linked to the Least Performing of the Shares of the VanEck Vectors® Gold Miners ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June 29, 2023

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.

Issuer:	TD
Issue:	Senior Debt Securities
Type of Note:	Autocallable Contingent Interest Barrier Notes
Term:	Approximately 5 years, subject to an automatic call
Reference Assets:	The shares of the VanEck Vectors® Gold Miners ETF (Bloomberg ticker: GDX, the “GDX Fund”) and the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg ticker: XOP, the “XOP Fund”)
Target Indices:	With respect to the GDX Fund, the NYSE Arca Gold Miners Index. With respect to the XOP Fund, the S&P® Oil & Gas Exploration & Production Select Industry® Index.
CUSIP / ISIN:	89114QNN4 / US89114QNN42
Agents:	TDS and Jefferies LLC
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	June 26, 2018
Issue Date:	June 29, 2018, which is three Business Days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), trades in the secondary market generally are required to settle in two Business Days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three Business Days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Final Valuation Date:	The final Contingent Interest Observation Date, as described below under “Contingent Interest Observation Dates”.
Maturity Date:	June 29, 2023, subject to postponement as described below under “Contingent Interest Observation Dates” or, if such day is not a Business Day, the next following Business Day.

TD SECURITIES (USA) LLC	P-2	JEFFERIES LLC

Call Feature:	If the Closing Value of each Reference Asset on any Call Observation Date is greater than or equal to its Call Threshold Value, we will automatically call the Notes and, on the related Call Payment Date, will pay you a cash payment equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed to you under the Notes.
Call Threshold Value:

With respect to the GDX Fund, $[n] (100.00% of its initial value, to be determined on the Pricing Date).

With respect to the XOP Fund, $[n] (100.00% of its initial value, to be determined on the Pricing Date).

Each Call Threshold Value is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Call Observation Dates:	Quarterly on the 26th calendar day of each September, December, March and June, commencing on September 26, 2018 and ending on March 26, 2023, or, if such day is not a Trading Day, the next following Trading Day. If a Market Disruption Event occurs or is continuing with respect to a Reference Asset on any Call Observation Date, the Call Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no Market Disruption Event occurs or is continuing for that Reference Asset. In no event, however, will any Call Observation Date for any Reference Asset be postponed by more than ten Trading Days. If the determination of the Closing Value of a Reference Asset for any Call Observation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the Market Disruption Event. For the avoidance of doubt, if on any Call Observation Date, no Market Disruption Event is occurring with respect to a particular Reference Asset, the Call Observation Date for such Reference Asset will be made on the originally scheduled Observation Date irrespective of the occurrence of a Market Disruption event with respect to another Reference Asset.
Call Payment Date:	If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Interest Payment Date immediately following the relevant Call Observation Date, subject to postponement as described above under “Call Observation Dates” if the related Call Observation Date is postponed or, if such day is not a Business Day, the next following Business Day.
Contingent Interest Payment:

If the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:

Principal Amount x Contingent Interest Rate x 1/4

If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date, you will receive no Contingent Interest Payment on the corresponding Contingent Interest Payment Date.

Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value.

Contingent Interest Rate:	9.00% per annum.
Contingent Interest Barrier Value:

With respect to the GDX Fund, $[n] (60.00% of its initial value, to be determined on the Pricing Date).

With respect to the XOP Fund, $[n] (60.00% of its initial value, to be determined on the Pricing Date).

Each Contingent Interest Barrier Value is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

TD SECURITIES (USA) LLC	P-3	JEFFERIES LLC

Contingent Interest Observation Dates:	Quarterly on the 26th calendar day of each September, December, March and June, commencing on September 26, 2018 and ending on June 26, 2023 (the “Final Valuation Date”), or, if such day is not a Trading Day, the next following Trading Day. If a Market Disruption Event occurs or is continuing with respect to a Reference Asset on any Contingent Interest Observation Date for any Reference Asset, the Contingent Interest Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no Market Disruption Event occurs or is continuing for that Reference Asset. In no event, however, will any Contingent Interest Observation Date for any Reference Asset be postponed by more than ten Trading Days. If the determination of the Closing Value of a Reference Asset for any Contingent Interest Observation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the Market Disruption Event. For the avoidance of doubt, if on any Contingent Interest Observation Date, no Market Disruption Event is occurring with respect to a particular Reference Asset, the Contingent Interest Observation Date for such Reference Asset will be made on the originally scheduled Observation Date irrespective of the occurrence of a Market Disruption event with respect to another Reference Asset.
Contingent Interest Payment Dates:	With respect to each Contingent Interest Observation Date, the third Business Day following the relevant Contingent Interest Observation Date, subject to postponement as described above under “— Contingent Interest Observation Dates” if the related Contingent Interest Observation Date is postponed or, if such day is not a Business Day, the next following Business Day.
Payment at Maturity:

If the Notes are not automatically called, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:

If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:

Principal Amount of $1,000.

If the Final Value of any Reference Asset is less than its Barrier Value:

$1,000 + $1,000 x Least Performing Percentage Change.

Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Initial Value:

With respect to the GDX Fund: [n];

With respect to the XOP Fund: [n];

In each case equal to its Closing Value on the Pricing Date, as determined by the Calculation Agent and subject to adjustment, as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Closing Value:	For each Reference Asset, the Closing Value will be the closing sale price or last reported sale price (or, in the case of NASDAQ, the official closing price) for that Reference Asset on a per-share or other unit basis, on any Trading Day for that Reference Asset or, if such Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such Reference Asset.
Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date.
Barrier Value:

With respect to the GDX Fund, $[n] (60.00% of its initial value, to be determined on the Pricing Date).

With respect to the XOP Fund, $[n] (60.00% of its initial value, to be determined on the Pricing Date).

Each Barrier Value is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

TD SECURITIES (USA) LLC	P-4	JEFFERIES LLC

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Monitoring Period:	Final Valuation Date Monitoring
Trading Day:	A day on which the principal trading market(s) for each Reference Asset is open for trading, as determined by the Calculation Agent.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.
U.S. Tax Treatment:	By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or judicial or administrative ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as pre-paid derivative contracts with respect to the Reference Assets. Pursuant to this approach, it is likely that any Contingent Interest Payment that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes. Based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, it is reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, as a constructive ownership transaction under Section 1260 of the Code or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further herein under “Supplemental Discussion of U.S. Federal Income Tax Consequences” beginning on page P-22 and in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” beginning on page PS-38.
Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Record Date:	The Business Day preceding the relevant Contingent Interest Payment Date, provided that if you sell the Notes in the secondary market on a Contingent Interest Observation Date, assuming the standard T+2 settlement, the purchaser of the Notes shall be deemed to be the record holder as of the applicable record date and, therefore, you will not be entitled to any payment attributable to that date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus).

The Pricing Date, the Issue Date, and all other dates listed above are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

TD SECURITIES (USA) LLC	P-5	JEFFERIES LLC

Additional Terms of Your Notes

You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement, relating to our Senior Debt Securities, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated June 30, 2016:
https://www.sec.gov/Archives/edgar/data/947263/000119312516638441/d162493d424b3.htm
▪	Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016:
https://www.sec.gov/Archives/edgar/data/947263/000089109216016045/e70441_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. Alternatively, The Toronto-Dominion Bank, any Agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.

We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-6	JEFFERIES LLC

Additional Risk Factors

The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see the product prospectus supplement and the prospectus.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

Your Investment in the Notes May Result in a Loss.

The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount.

You Will Not Receive Any Contingent Interest Payment for Any Contingent Interest Payment Date If the Closing Value of Any Reference Asset on the Corresponding Contingent Interest Observation Date Is Less Than its Contingent Interest Barrier Value.

You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value. If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on each Contingent Interest Observation Date over the term of the Notes, you will not receive any Contingent Interest Payments, and you will not receive a positive return on your Notes. Generally, this non-payment of any Contingent Interest Payment will coincide with a greater risk of principal loss on your Notes.

The Potential Positive Return on the Notes Is Limited to any Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Appreciation of Any Reference Asset.

The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely by the sum of any Contingent Interest Payments paid over the life of the Notes. Therefore, if the appreciation of any Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return would be if you made a direct investment in such Reference Asset or a security directly linked to the positive performance of such Reference Asset or a hypothetical investment in the stocks and other assets comprising the Reference Asset (the “Reference Asset Constituents”).

Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank with the same maturity date or if you invested directly in any of the Reference Assets or Reference Asset Constituents. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.

If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.

Investors Are Exposed to the Market Risk of Each Reference Asset.

Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset. Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, you may receive a negative return equal to the Least Performing Percentage Change if the Final Value of any Reference Asset is less than its Barrier Value on its Final Valuation Date, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.

Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of no Contingent Interest Payments and Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Notes Were Linked to a Single Reference Asset.

The risk that you will not receive any Contingent Interest Payments and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance

TD SECURITIES (USA) LLC	P-7	JEFFERIES LLC

of only one Reference Asset. With more Reference Assets, it is more likely that the Closing Value or Final Value of any Reference Asset will be less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date (including the Final Valuation Date) than if the Notes were linked to a single Reference Asset.

In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in value to a Closing Value or Final Value, as applicable, that is less than its Contingent Interest Barrier Value or Barrier Value on any Call Observation Date or Contingent Interest Observation Date. Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Interest Rate, Contingent Interest Barrier Value and Barrier Value are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Contingent Interest Rate and lower Contingent Interest Barrier Values and Barrier Values are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that you will not receive any Contingent Interest Payments or that the Final Value of any Reference Asset is less than its Barrier Value will occur is even greater despite a lower Barrier Value and Contingent Interest Barrier Value. Therefore, it is more likely that you will not receive any Contingent Interest Payments and that you will lose a significant portion or all of your initial investment at maturity.

Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.

Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.

The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agents may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the then-current least performing Reference Asset, and as a result, you may suffer substantial losses.

The Amounts Payable on the Notes Are Not Linked to the Value of the Least Performing Reference Asset at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date) and Call Observation Dates.

Any payments on the Notes will be based on the Closing Value of the Least Performing Reference Asset only on each Contingent Interest Observation Date. Even if the market value of the Least Performing Reference Asset appreciates prior to the relevant Contingent Interest Observation Date but then drops on that day to a Closing Value that is less than its Contingent Interest Barrier Value, you will not receive any Contingent Interest Payment on the corresponding Contingent Interest Payment Date. Similarly, the Payment at Maturity may be significantly less than it would have been had the Notes been linked to the Closing Value of the Least Performing Reference Asset on a date other than the Final Valuation Date, and may be zero. Although the actual values of the Reference Assets at other times during the term of the Notes may be higher than the values on one or more Contingent Interest Observation Dates, any Contingent Interest Payments on the Notes and the Payment at Maturity will be based solely on the Closing Value of the Least Performing Reference Asset on the applicable Contingent Interest Observation Date (including the Final Valuation Date).

The Contingent Interest Rate Will Reflect In Part the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.

Generally, the higher the Reference Assets’ volatility, the more likely it is that the Closing Value of each Reference Asset could be less than its Initial Value or its Contingent Interest Barrier Value on a Contingent Interest Observation Date or its Barrier Value on its Final Valuation Date. Volatility means the magnitude and frequency of changes in the values of the Reference Assets. This greater risk will generally be reflected in a higher Contingent Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Contingent Interest Rate is set on the Pricing Date, the Reference Assets’ volatility can change significantly over the term of the Notes, and may increase. The value of any Reference Asset could fall sharply on the Contingent Interest Observation Dates, resulting in few or no Contingent Interest Payments or on the Final Valuation Date, resulting in a significant or entire loss of principal.

TD SECURITIES (USA) LLC	P-8	JEFFERIES LLC

There Are Market Risks Associated with each Reference Asset.

The value of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset, its investment advisor (each an “Investment Advisor”, and together, the “Investment Advisors”), the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Investment Advisors and the Reference Assets for your Notes. For additional information, see "Information Regarding the Reference Assets" in this pricing supplement and the Investment Advisor's SEC filings. We urge you to review financial and other information filed periodically by the Investment Advisor with the SEC.

Trading and Business Activities by the Bank or its Affiliates May Adversely Affect the Market Value of the Notes.

We, the Agents and our respective affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the values of the Reference Assets or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We, the Agents and our respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Reference Assets or one or more Reference Asset Constituents.

These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.

We, the Agents and our respective affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our respective affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agents and our respective affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agents or our respective affiliates may affect the value of a Reference Asset or one or more Reference Asset Constituents and, therefore, the market value of the Notes and any payments on the Notes.

Estimated Value

The Estimated Value of Your Notes Is Expected To Be Lower Than the Public Offering Price of Your Notes.

The estimated value of your Notes on the Pricing Date is expected to be lower, and may be significantly lower, than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.

The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.

The estimated value of your Notes on the Pricing Date is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially lower than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

TD SECURITIES (USA) LLC	P-9	JEFFERIES LLC

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Public Offering Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes.

The estimated value of the Notes will not be a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the public offering price of your Notes. As a result, the price at which the Agents, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.

The VanEck Vectors® Gold Miners ETF Does Not Measure the Performance of Gold Bullion.

The GDX Fund measures the performance of shares of gold and silver mining companies and not gold bullion. Therefore the GDX Fund may under- or over-perform gold bullion over the short- or long-term.

There Are Risks Associated with Investments in Securities with Concentration in The Gold and Silver Mining Industry.

The GDX Fund seeks to track the performance of the NYSE Arca Gold Miners Index, which is comprised of the stocks of companies primarily engaged in the mining of gold or silver. The shares of the GDX Fund may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the GDX Fund primarily invests in stocks and American depositary receipts of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the shares of the

GDX Fund, and the value of Notes linked to the GDX Fund, are subject to certain risks associated with such companies. Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors.

These include economic factors, including, among other things, the structure of and confidence in the global monetary system,

expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political,

regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending,

sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

Similarly, silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the

U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries.

There Are Risks Associated with Investments in Securities with Concentration in The Oil and Gas Sector.

The assets of the XOP Fund are concentrated in the oil and gas exploration and production industry, and therefore the XOP Fund may be more volatile than a fund with more diversified components. Companies in the oil and gas sector develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these and other areas, would adversely impact the performance of the XOP Fund. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies also may be at risk for environmental damage claims.

TD SECURITIES (USA) LLC	P-10	JEFFERIES LLC

There Are Risks Associated with Investments in Securities with Concentration in The Energy Sector.

The assets of the XOP Fund are also concentrated in the energy sector, and therefore the XOP Fund may be more volatile than a fund with more diversified components. Energy companies develop and produce oil, gas and consumable fuels and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand, exploration and production spending, world events and economic conditions, swift price and supply fluctuations, energy conservation, the success of exploration projects, liabilities for environmental damage and general civil liabilities and tax and other governmental regulatory policies. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, including natural disasters or terrorist attacks, would adversely impact the XOP Fund’s performance.

If the Values of any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.

Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the value of each Reference Asset increases above its Initial Value during the life of the Notes, the market value of your Notes may not increase by the same amount and could decline.

There Are Liquidity and Management Risks Associated with an ETF.

Although shares of each Reference Asset are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market.

An ETF is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

We Have No Affiliation with Any Index Sponsor or Any Investment Advisor and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor or Any Investment Advisor.

The Index Sponsors and the Investment Advisors are not affiliates of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of any Index Sponsor or any Investment Advisor, including any actions of the type that would require the Calculation Agent to adjust any amounts payable on the Notes. The Index Sponsors and the Investment Advisors have no obligation of any sort with respect to the Notes. Thus, the Index Sponsors and the Investment Advisors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the applicable Reference Asset or the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Index Sponsors or the Investment Advisors.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine whether the Contingent Interest Payment is payable on any Contingent Interest Payment Date and the Payment at Maturity on the Notes. We will serve as the Calculation Agent but may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting a Reference Asset has occurred, and make certain adjustments to the Reference Asset if certain events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product prospectus supplement.

You Will Have No Rights to Receive Any Shares of Any Reference Asset or Any Reference Asset Constituents held by Any Reference Asset, and You Will Not Be Entitled to Any Dividends or Other Distributions by Any Reference Asset.

The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of any Reference Asset or any Reference Asset Constituents. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against the Investment Advisors, or any other rights with respect to any Reference Asset or any Reference Asset Constituents. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of a Reference Asset or its Reference Asset Constituents and received any dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of any Reference Asset or any Reference Asset Constituents.

TD SECURITIES (USA) LLC	P-11	JEFFERIES LLC

Changes that Affect the Target Index of a Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The Reference Assets are ETFs that seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of their Target Index. The policies of the sponsors of the Target Indices (each an “Index Sponsor”, and together, the “Index Sponsors”) concerning the calculation of the Target Indices, additions, deletions or substitutions of the components of a Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in a Target Index and, therefore, could affect whether a Contingent Interest Payment is payable, the amount payable on the Notes at maturity and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if an Index Sponsor changes these policies, for example, by changing the manner in which it calculates a Target Index. Some of the risks that relate to a target index of an ETF include those discussed in the product prospectus supplement, which you should review before investing in the Notes.

Each Reference Asset and the Target Indices Are Different and the Performance of a Reference Asset May Not Correlate With That of its Target Index.

The performance of a Reference Asset may not exactly replicate the performance of its Target Index because such Reference Asset will reflect transaction costs and fees that are not included in the calculation of the Target Index. It is also possible that a Reference Asset may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such Reference Asset, differences in trading hours between such Reference Asset and its Target Index or due to other circumstances. In addition, because the shares of the Reference Assets are traded on a securities exchange and are subject to market supply and investor demand, the price of a share of a Reference Asset may differ from the net asset value per share of such Reference Asset.

The Value of a Reference Asset May Not Completely Track its Net Asset Value.

The value of a Reference Asset will usually track the value of its Target Index, but may not track such Target Index’s value completely. The value of a Reference Asset will reflect costs and fees that the Target Index does not have. In addition, because the shares of a Reference Asset are traded on a securities exchange and are subject to market supply and investor demand, the value of a share of such Reference Asset may differ from the net asset value per share of such Reference Asset.

Adjustments to a Reference Asset Could Adversely Affect the Notes.

The Investment Advisors are responsible for calculating and maintaining their Reference Asset. An Investment Advisor can add, delete or substitute the Reference Asset Constituents for its Reference Asset. An Investment Advisor may make other methodological changes to its Reference Asset that could change the value of such Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Notes.

An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets.

Because some of the Reference Asset Constituents held by a Reference Asset are publicly traded in foreign countries and trade in currencies other than U.S. dollars, investments in the Notes involve particular risks. For example, the foreign securities markets may be more volatile and have less liquidity than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices outside the U.S. are subject to political, economic, financial, military and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of fluctuations in the rate of exchange between currencies and the possibility of outbreaks of hostility or political instability or adverse public health developments. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, trade surpluses, capital reinvestment, resources and self-sufficiency.

An Investment in the Notes Is Subject to Exchange Rate Risk.

Some of the Reference Asset Constituents held by a Reference Asset may be issued by non-U.S. issuers. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Reference Asset Constituents held by such Reference Asset are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of such Reference Asset will be adversely affected and the value of such Reference Asset, and consequently the market value of the Notes, may decrease.

TD SECURITIES (USA) LLC	P-12	JEFFERIES LLC

Time Zone Differences Between the Cities Where the Reference Asset Constituents Held by a Reference Asset and such Reference Asset Trade May Create Discrepancies.

As a result of the time zone difference, if applicable, between the cities where the securities comprising a Reference Asset trade and where the shares of such Reference Asset trade, there may be discrepancies between the values of such Reference Asset and its Reference Asset Constituents. In addition, there may be periods when the foreign securities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of such Reference Asset remaining unchanged for multiple trading days in the city where the shares of such Reference Asset trade. Conversely, there may be periods in which the applicable foreign securities markets are open, but the securities market on which such Reference Asset trades is closed.

You Will Have Limited Anti-Dilution Protection.

The Calculation Agent may adjust any Initial Value, Contingent Interest Barrier Value and Barrier Value for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect a Reference Asset, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every event that may affect the Reference Asset. Those events or other actions by the Investment Advisor or a third party may nevertheless adversely affect the value of each Reference Asset, and adversely affect the value of your Notes.

Any Contingent Interest Observation Date (including the Final Valuation Date) or Call Observation Date and the Related Payment Dates are Subject to Market Disruption Events and Adjustments.

Each Contingent Interest Observation Date (including the Final Valuation Date) or Call Observation Date and the related payment dates (including the Maturity Date) are subject to postponement as described in the Index product prospectus supplement with respect to a Reference Index and in the ETF product prospectus supplement with respect to a Reference Equity due to the occurrence of one of more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the applicable product prospectus supplement. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement, and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your tax situation.

For a more complete discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.” If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-13	JEFFERIES LLC

Hypothetical Returns

The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The Closing Values and Percentage Changes of the Reference Assets used to illustrate the calculation of whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the Initial Value, the Closing Value, the Final Value or the value of any Reference Asset on any trading day prior to the Maturity Date. All examples assume, for hypothetical Reference Asset A and Reference B respectively, hypothetical Initial Values of $20.00 and $40.00, Call Threshold Values of $20.00 and $40.00 (each 100.00% of the applicable hypothetical Initial Value), Contingent Interest Barrier Values of $12.00 and $24.00, respectively (each 60.00% of the applicable hypothetical Initial Value), Barrier Values of $12.00 and $24.00, respectively (each 60.00% of the hypothetical Initial Value), a Contingent Interest Payment of $22.50 per Note (reflecting a Contingent Interest Rate of 9.00% per annum), that a holder purchased Notes with a Principal Amount of $1,000 and that no Market Disruption Event occurs on any Call Observation Date or Contingent Interest Observation Date (including the Final Valuation Date). The actual Contingent Interest Rate, Initial Value, Barrier Value and Contingent Interest Barrier Value will be set forth on the cover page of the final pricing supplement.

Example 1 —	The Closing Value of Each Reference Asset is Greater than or Equal to its Initial Value and Contingent Interest Barrier Value on the First Call Observation Date and The Notes Are Automatically Called.

Contingent Interest and Call Observation Date	Closing Values	Payment (per Note)
First

Reference Asset A: $21.00 (greater than or equal to its Initial Value and Contingent Interest Barrier Value)

Reference Asset B: $41.50 (greater than or equal to its Initial Value and Contingent Interest Barrier Value)

$1,000.00 (Principal Amount) + $ 22.50 (Contingent Interest Payment)
$1,022.50 (Total Payment upon Automatic Call)

If on the first Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value (and therefore also greater than the Contingent Interest Barrier Value), then the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,022.50 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment, for a return of 2.25% per Note. No further amounts will be owed under the Notes.

Example 2 —	The Closing Value of Each Reference Asset is Greater than or Equal to its Contingent Interest Barrier Value on Each of the Contingent Interest Observation Dates, the Notes Are Not Automatically Called on any Call Observation Date and the Final Value of Each Reference Asset is Greater Than its Barrier Value and Contingent Interest Barrier Value.

Contingent Interest and Call Observation Date	Closing Value	Payment (per Note)
First through Nineteenth

Reference Asset A: Various (greater than or equal to its Contingent Interest Barrier Value; less than its Initial Value)

Reference Asset B: Various (greater than or equal to its Contingent Interest Barrier Value; less than its Initial Value)

$427.50 (Aggregate Contingent Interest Payments)
Final Valuation Date	Reference Asset A: $15.00 (greater than its Barrier Value and Contingent Interest Barrier Value) Reference Asset B: $30.00 (greater than its Barrier Value and Contingent Interest Barrier Value)	$1,000.00 (Principal Amount) + $ 22.50 (Contingent Interest Payment)
$1,022.50 (Total Payment on Maturity Date)

If the Closing Value of each Reference Asset on each of the first through nineteenth Contingent Interest Observation Dates is greater than or equal to its Contingent Interest Barrier Value and less than its Call Threshold Value on any Call Observation Date, we will pay the Contingent Interest Payment on the applicable Contingent Interest Payment Date and the Notes will not be subject to an automatic call. If the Final Value of each Reference Asset is greater than or equal to its Barrier Value on the Final Valuation Date and greater than or equal to its Contingent Interest Barrier Value on the Contingent Interest Observation Date, then on the Maturity Date we will pay you a cash payment equal to $1,022.50 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. When added to the Contingent Interest Payments of $427.50 paid in respect of the prior Contingent Interest Payment Dates, the Bank will have paid you a total of $1,450.00 per Note, a return of 45.00% per Note.

TD SECURITIES (USA) LLC	P-14	JEFFERIES LLC

Example 3 —	The Closing Value of a Reference Asset is Less than its Contingent Interest Barrier Value on each of the Contingent Interest Observation Dates, the Notes Are Not Automatically Called and the Final Value of the Least Performing Reference Asset is Greater Than or Equal to its Barrier Value But Less than its Contingent Interest Barrier Value.

Contingent Interest and Call Observation Date	Closing Value	Payment (per Note)
First through Nineteenth	Various (less than its Contingent Interest Barrier Value) Various (less than its Contingent Interest Barrier Value)	$0
Final Valuation Date	$13.00 (less than its Contingent Interest Barrier Value; greater than or equal to its Barrier Value) $43.00 (greater than its Initial Value)	= $1,000 (Principal Amount)

If the Closing Value of each Reference Asset on each of the first through Nineteenth Contingent Interest Observation Dates is less than its Contingent Interest Barrier Value, we will not pay the Contingent Interest Payment on any of the applicable Contingent Interest Payment Dates and the Notes will not be subject to an automatic call. If on the Final Valuation Date the Final Value of is less than the Contingent Interest Barrier Value and greater than or equal to the Barrier Value, then on the Maturity Date we will pay you a cash payment equal to the Principal Amount, for a total of $1,000.00 per Note, a return of 0.00% per Note.

Example 4 —	The Closing Value of Each Reference Asset is Less than its Contingent Interest Barrier Value on Each of the Contingent Interest Observation Dates, the Notes Are Not Automatically Called on any Call Observation Date and the Final Value of the Least Performing Reference Asset is Less Than its Barrier Value and Contingent Interest Barrier Value.

Contingent Interest and Call Observation Date	Closing Value	Payment (per Note)
First through Nineteenth	Various (less than its Contingent Interest Barrier Value) Various (less than its Contingent Interest Barrier Value)	$0
Final Valuation Date	$10.00 (less than its Barrier Value and Contingent Interest Barrier Value) $42.00 (greater than its Initial Value)	= $1,000 + ($1,000 x Percentage Change) = $1,000 + ($1,000 x –50.00%) = $500.00 (Total Payment on Maturity Date)

If the Closing Value of each Reference Asset on each of the first through nineteenth Contingent Interest Observation Dates is less than its Contingent Interest Barrier Value, we will not pay the Contingent Interest Payment on any of the applicable Contingent Interest Payment Dates and the Notes will not be subject to an automatic call. If on the Final Valuation Date the Final Value of the Least Performing Reference Asset is less than the Barrier Value and Contingent Interest Barrier Value, then on the Maturity Date we will pay you a cash payment equal to the Principal Amount plus the product of the Principal Amount and Least Performing Percentage Change, for a total of $500.00 per Note, a loss of 50.00% per Note.

TD SECURITIES (USA) LLC	P-15	JEFFERIES LLC

Information Regarding the Reference Assets

The Reference Assets are registered under the Exchange Act. Companies with securities registered with the SEC are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding each Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents or any document incorporated herein by reference.

We have not independently verified the accuracy or completeness of reports filed by the Investment Advisor with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

We obtained the information regarding the Investment Advisor from publicly available information, including its filings with the SEC and obtained the historical performance of the Reference Asset from Bloomberg Professional® (“Bloomberg”) service. We have not conducted any independent review or due diligence about any such information. You are urged to conduct your own investigation into the Reference Asset and the Investment Advisor.

We have derived all information contained herein regarding the Reference Assets from publicly available information. With respect to each Reference Asset, such information reflects the policies of, and is subject to change by the issuer of such Reference Asset. TD has not undertaken an independent review or due diligence of any publicly available information regarding the Reference Assets.

VanEck Vectors® Gold Miners ETF

We have derived all information contained herein regarding the VanEck Vectors® Gold Miners ETF (the “GDX Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by the VanEck Vectors ETF Trust (the “Trust”), and Van Eck Associates Corporation (“Van Eck” or the “Investment Advisor”). TD has not undertaken an independent review or due diligence of any publicly available information regarding the GDX Fund.

The GDX Fund is an investment portfolio maintained and managed by the Trust and advised by Van Eck. The Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the GDX Fund. The GDX Fund seeks to replicate the performance of the NYSE Arca Gold Miners Index (the “Target Index”) by investing in a portfolio of securities that generally replicates the Target Index. The Target Index, calculated by NYSE Arca, is a modified market capitalization-weighted index consisting of common stocks and American depository receipts (“ADRs”) of publicly traded companies involved primarily in mining for gold. The GDX Fund is passively managed and may not hold each Target Index component in the same weighting as the Target Index. The GDX Fund is classified as a “non-diversified” investment company under the Investment Company Act of 1940.

As of April 30, 2018 the net expense ratio of the GDX Fund is expected to accrue at an annual rate of 0.53% of the GDX Fund’s average daily net asset value. Expenses of the GDX Fund reduce the net value of the assets held by the GDX Fund and, therefore, reduce value of the shares of the GDX Fund.

As of April 30, 2018 the GDX Fund’s five largest company holdings include: Newmont Mining Corporation (11.44%), Barrick Gold Corporation (8.58%), Franco-Nevada Corporation (7.18%), Newcrest Mining Ltd (6.65%), and Goldcorp Inc. (6.29%).

In making your investment decision you should review the prospectus related to the GDX Fund, dated May 1, 2018 filed by the Trust (the “GDX Fund Prospectus”) available at: sec.gov/Archives/edgar/data/1137360/000093041318001676/c90399_497k.htm

In addition, the GDX Fund Prospectus is available on the GDX Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the GDX Fund Prospectus entitled “Principal Risks of Investing in the Fund” and “Additional Information About the Funds’ Investment Strategies and Risks.” TD has not undertaken an independent review or due diligence of any publicly available information regarding the GDX Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

The GDX Fund’s website is vaneck.com/funds/GDX.aspx. Shares of the GDX Fund are listed on the NYSE Arca under ticker symbol “GDX.”

Information filed by the Trust with the SEC can be found by reference to its SEC file numbers: 333-123257 and 811-10325.

TD SECURITIES (USA) LLC	P-16	JEFFERIES LLC

Historical Information

Below is a table setting forth the quarterly closing high, quarterly closing low, and quarterly close Closing Values of the GDX Fund for each quarter in the period from January 1, 2008 through May 29, 2018. On May 29, 2018, the Closing Value of the GDX Fund was $22.15. The historical performance of the GDX Fund should not be taken as an indication of its future performance, and no assurance can be given as to the market value of the GDX Fund on any Call Observation Date or Contingent Interest Observation Date (including the Final Valuation Date).

We obtained the information regarding the historical performance of the GDX Fund in the chart below from Bloomberg and have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Quarter Ending	Quarter Closing High	Quarter Closing Low	Quarter Close	Quarter Ending	Quarter Closing High	Quarter Closing Low	Quarter Close
March 31, 2008	$56.29	$46.50	$47.75	June 28, 2013	$37.45	$22.22	$24.41
June 30, 2008	$51.40	$42.38	$48.52	September 30, 2013	$30.43	$22.90	$25.06
September 30, 2008	$50.84	$27.95	$34.08	December 31, 2013	$26.52	$20.39	$21.12
December 31, 2008	$33.96	$16.38	$33.88	March 31, 2014	$27.73	$21.27	$23.60
March 31, 2009	$38.57	$28.20	$36.88	June 30, 2014	$26.45	$22.04	$26.45
June 30, 2009	$44.55	$30.95	$37.76	September 30, 2014	$27.46	$21.35	$21.35
September 30, 2009	$48.00	$35.14	$45.29	December 31, 2014	$21.94	$16.59	$18.38
December 31, 2009	$54.78	$41.87	$46.21	March 31, 2015	$22.94	$17.67	$18.24
March 31, 2010	$50.17	$40.22	$44.41	June 30, 2015	$20.82	$17.76	$17.76
June 30, 2010	$54.07	$46.36	$51.96	September 30, 2015	$17.85	$13.04	$13.74
September 30, 2010	$56.66	$47.09	$55.93	December 31, 2015	$16.90	$13.08	$13.72
December 31, 2010	$63.80	$54.28	$61.47	March 31, 2016	$20.86	$12.47	$19.98
March 31, 2011	$60.79	$53.12	$60.06	June 30, 2016	$27.70	$19.53	$27.70
June 30, 2011	$63.95	$51.80	$54.59	September 30, 2016	$31.32	$25.45	$26.43
September 30, 2011	$66.69	$53.75	$55.19	December 30, 2016	$25.96	$18.99	$20.92
December 30, 2011	$63.32	$50.07	$51.43	March 31, 2017	$25.57	$21.14	$22.81
March 30, 2012	$57.47	$48.75	$49.57	June 30, 2017	$24.57	$21.10	$22.08
June 29, 2012	$50.37	$39.34	$44.77	September 29, 2017	$25.49	$21.21	$22.96
September 28, 2012	$54.81	$40.70	$53.71	December 29, 2017	$23.84	$21.42	$23.24
December 31, 2012	$54.25	$44.85	$46.39	March 29, 2018	$24.60	$21.27	$21.98
March 28, 2013	$47.09	$35.91	$37.85	May 29, 2018*	$23.06	$21.87	$22.15

*This document includes information for the second quarter of 2018 for the period from April 1, 2018 through May 29, 2018. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2018.

TD SECURITIES (USA) LLC	P-17	JEFFERIES LLC

The graph below illustrates the performance of the GDX Fund from January 1, 2018 to May 29, 2018.

VanEck Vectors Gold Miners ETF (GDX)
Closing Price
80.00
70.00
60.00
50.00
40.00
30.00
20.00
10.00
0.00
Jan-08
Jan-09
Jan-10
Jan-11
Jan-12
Jan-13
Jan-14
Jan-15
Jan-16
Jan-17
Jan-18

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-18	JEFFERIES LLC

SPDR® S&P® Oil & Gas Exploration & Production ETF

We have derived all information contained herein regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “XOP Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., the investment advisor (the “Investment Advisor”) of the XOP Fund. TD has not undertaken an independent review or due diligence of any publicly available information regarding the XOP Fund.

The XOP Fund seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P Oil & Gas Exploration & Production Select Industry Index (the “Target Index”). The XOP Fund employs a sampling strategy, which means that the XOP Fund is not required to purchase all of the securities represented in the Target Index. Instead, the XOP Fund may purchase a subset of the securities in the Target Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the Target Index. Under normal market conditions, the XOP Fund generally invests substantially all, but at least 80%, of its total assets in the securities comprising the Target Index. In addition, the XOP Fund may invest in equity securities that are not included in the Target Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by the Investment Advisor).

The Target Index represents the oil and gas exploration and production industry group of the S&P Total Market Index that satisfy the following criteria: (i) have a float-adjusted market capitalization above $500 million with a float-adjusted liquidity ratio (defined by dollar value traded over the previous 12 months divided by the float-adjusted market capitalization as of the index rebalancing reference date) above 90% or have a float-adjusted market capitalization above $400 million with a float-adjusted liquidity ratio (as defined above) above 150%; and (ii) are U.S. based companies. The market capitalization threshold and the liquidity threshold are each reviewed from time to time based on market conditions. Rebalancing occurs on the third Friday of the quarter ending month.

As of March 31, 2018, ordinary operating expenses of the XOP Fund are expected to accrue at an annual rate of 0.35% of the XOP Fund’s daily net asset value. Expenses of the XOP Fund reduce the net value of the assets held by the XOP Fund.

As of March 31, 2018, the XOP Fund’s five largest company holdings include: Continental Resources, Inc. (2.07%), Whiting Petroleum Corporation (2.07%), RSP Permian, Inc. (2.06%), Callon Petroleum Company (2.05%), and Delek US Holdings, Inc. (1.99%).

In making your investment decision you should review the prospectus supplement and the prospectus related to the XOP Fund, dated October 31, 2017, filed by the SPDR® Series Trust (the “XOP Fund Prospectus”) available at:

sec.gov/Archives/edgar/data/1064642/000119312517323271/d413018d485bpos.htm#fdcdc933-a5d9-43c9-b52b-4db44a17f80a_1

In addition, the XOP Fund Prospectus is available on the XOP Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the XOP Fund Prospectus entitled “Principal Risks of Investing in the Fund” and “Additional Risk Information.” TD has not undertaken an independent review or due diligence of any publicly available information regarding the XOP Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

The XOP Fund’s website is us.spdrs.com/en/etf/spdr-sp-oil-gas-exploration-production-etf-XOP. Shares of the XOP Fund are listed on the NYSE Arca under ticker symbol “XOP.”

Information filed by the XOP Fund with the SEC can be found by reference to its SEC file numbers: 333-57793 and 811-08839.

TD SECURITIES (USA) LLC	P-19	JEFFERIES LLC

Historical Information

Below is a table setting forth the quarterly closing high, quarterly closing low, and quarterly close Closing Values of the XOP Fund for each quarter in the period from January 1, 2018 through May 29, 2018. On May 29, 2018, the Closing Value of the XOP Fund was $41.06. The historical performance of the XOP Fund should not be taken as an indication of its future performance, and no assurance can be given as to the market value of the XOP Fund on any Call Observation Date or Contingent Interest Observation Date (including the Final Valuation Date).

We obtained the information regarding the historical performance of the XOP Fund in the chart below from Bloomberg and have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Quarter Ending	Quarter Closing High	Quarter Closing Low	Quarter Close	Quarter Ending	Quarter Closing High	Quarter Closing Low	Quarter Close
March 31, 2008	$55.83	$35.39	$53.73	June 28, 2013	$62.61	$54.71	$58.18
June 30, 2008	$71.31	$54.44	$70.15	September 30, 2013	$66.47	$58.62	$65.89
September 30, 2008	$70.93	$42.68	$44.83	December 31, 2013	$72.74	$65.02	$68.53
December 31, 2008	$43.38	$22.97	$29.64	March 31, 2014	$71.83	$64.04	$71.83
March 31, 2009	$33.48	$23.41	$26.60	June 30, 2014	$83.45	$71.19	$82.28
June 30, 2009	$38.25	$27.54	$31.72	September 30, 2014	$82.08	$68.83	$68.83
September 30, 2009	$39.61	$28.51	$38.62	December 31, 2014	$66.84	$42.75	$47.86
December 31, 2009	$43.36	$36.91	$41.21	March 31, 2015	$53.94	$42.55	$51.66
March 31, 2010	$44.07	$39.22	$42.13	June 30, 2015	$55.63	$46.43	$46.66
June 30, 2010	$45.82	$38.57	$38.99	September 30, 2015	$45.22	$31.71	$32.84
September 30, 2010	$42.85	$38.05	$42.26	December 31, 2015	$40.53	$28.64	$30.22
December 31, 2010	$52.71	$42.18	$52.69	March 31, 2016	$30.96	$23.60	$30.35
March 31, 2011	$64.50	$52.75	$64.50	June 30, 2016	$37.50	$29.23	$34.81
June 30, 2011	$64.97	$54.71	$58.78	September 30, 2016	$39.12	$32.75	$38.46
September 30, 2011	$65.24	$42.80	$42.80	December 30, 2016	$43.42	$34.73	$41.42
December 30, 2011	$57.56	$39.99	$52.69	March 31, 2017	$42.21	$35.17	$37.44
March 30, 2012	$61.34	$52.67	$56.91	June 30, 2017	$37.89	$30.17	$31.92
June 29, 2012	$57.85	$45.20	$50.40	September 29, 2017	$34.37	$29.09	$34.09
September 28, 2012	$59.35	$48.73	$55.69	December 29, 2017	$37.64	$32.25	$37.18
December 31, 2012	$57.38	$50.69	$54.07	March 29, 2018	$39.85	$32.38	$35.22
March 28, 2013	$62.10	$55.10	$60.49	May 29, 2018*	$44.22	$34.03	$41.06

*This document includes information for the second quarter of 2018 for the period from April 1, 2018 through May 29, 2018. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2018.

TD SECURITIES (USA) LLC	P-20	JEFFERIES LLC

The graph below illustrates the performance of the XOP Fund from January 1, 2018 to May 29, 2018.

SPDR® S&P® Oil & Gas Exploration & Production ETF (XOP)
Closing Level
90.00
80.00
70.00
60.00
50.00
40.00
30.00
20.00
10.00
0.00
Jan-08
Jan-09
Jan-10
Jan-11
Jan-12
Jan-13
Jan-14
Jan-15
Jan-16
Jan-17
Jan-18

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-21	JEFFERIES LLC

Supplemental Discussion of U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion applies to you only if you are a U.S. holder, as defined in the product prospectus supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or judicial or administrative ruling to the contrary, to treat the Notes as pre-paid derivative contracts with respect to the Reference Assets. If your Notes are so treated, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid on or with respect to the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Upon the taxable disposition of your Notes, you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition (adjusted for amounts or proceeds attributable to any accrued and unpaid Contingent Interest Payments, which would be treated as ordinary income) and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Subject to the discussion below regarding the constructive ownership rules of Section 1260 of the Code, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Contingent Interest Observation Date, but that could be attributed to an expected Contingent Interest Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership” transaction), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Supplemental Discussion of U.S. Federal Income Tax Consequences – Alternative Treatments” in the product prospectus supplement.

Section 1260. Because each Reference Asset would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Supplemental Discussion of U.S. Federal Income Tax Consequences — Section 1260” in the product prospectus supplement.

Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental Discussion of U.S. Federal Income Tax Consequences” of the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. You are urged to consult your tax advisor concerning the significance, and the potential impact, of the above considerations.

TD SECURITIES (USA) LLC	P-22	JEFFERIES LLC

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisors as to the consequences of the 3.8% Medicare tax to your investment in the Notes.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD and those of the Reference Asset Constituent Issuers).

TD SECURITIES (USA) LLC	P-23	JEFFERIES LLC

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed TD Securities (USA) LLC, an affiliate of TD, and Jefferies LLC, as the Agents for the sale of the Notes. Pursuant to the terms of a distribution agreement, the Agents will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or will offer the Notes directly to investors. The Agents may receive a commission of up to $40.00 (4.00%) per $1,000 principal amount of the Notes and may use a portion of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $980.00 (98.00%) per $1,000 principal amount of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.

Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.

Prohibition of Sales to European Economic Area Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-24	JEFFERIES LLC

Additional Information Regarding the Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions on the Pricing Date, and will be communicated to investors in a final pricing supplement.

The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.

On the cover page of this pricing supplement, we have provided the initial estimated value range for the Notes. This range of estimated values was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” beginning on page P-7. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agents may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agents or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Additional Risk Factors” beginning on page P-7 of this pricing supplement.

TD SECURITIES (USA) LLC	P-25	JEFFERIES LLC